Exhibit 99(a)

OneBeacon Insurance Savings Plan

Financial Statements and Supplemental Schedule to

Accompany 2005 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2005 and 2004

OneBeacon Insurance Savings Plan

Index of Financial Statements and Supplemental Schedule

Page(s)
Report of Independent Registered Public Accounting Firm	2

Statements of Net Assets Available for Benefits
As of December 31, 2005 and 2004	3

Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2005 and 2004	4

Notes to Financial Statements	5-11

Supplemental Schedule *:

Schedule of Assets (Held at End of Year) December 31, 2005	12-16

*                    Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
OneBeacon Insurance Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon Insurance Savings Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) at December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 27, 2006

OneBeacon Insurance Savings Plan

Statements of Net Assets Available for Benefits
As of December 31, 2005 and 2004

	2005	2004
Assets
Investments:
Investments at fair value (Notes B,C,D,E)	$450,911,080	$428,266,412
Loans to participants at fair value (Note A)	4,298,820	4,733,164
Total Investments	455,209,900	432,999,576

Receivables:
Employer contributions	109,032	110,085
Participant contributions	357,237	350,701
Other receivables	1,058,968	809,825
Total Receivables	1,525,237	1,270,611

Total Assets	456,735,137	434,270,187

Liabilities
Accrued administrative and custody expenses	103,507	63,532
Other accounts payable	707,454	403,218
Total Liabilities	810,961	466,750

Net Assets Available for Benefits	$455,924,176	$433,803,437

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2005 and 2004

	2005	2004
Additions
Investment income:
Interest and dividend income (Notes C and D)	$18,360,464	$12,548,460
Interest income, participant loans (Note A)	233,508	244,019
Net appreciation in fair value of investments (Note D)	20,122,612	37,377,231
	38,716,584	50,169,710

Contributions:
Employer	5,122,800	5,518,571
Participant	18,096,190	17,505,733
	23,218,990	23,024,304

Transfers in — rollovers	4,141,956	14,803,694
Other decreases	—	(1,310)
Total additions	66,077,530	87,996,398

Deductions
Benefits paid to participants	43,415,477	38,554,532
Administrative and custody expenses	541,314	422,572
Total deductions	43,956,791	38,977,104

Net increase	22,120,739	49,019,294

Net Assets Available for Benefits:
Beginning of year	433,803,437	384,784,143
End of year	$455,924,176	$433,803,437

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Notes to Financial Statements

A.           Description of the Plan

The following description of the OneBeacon Insurance Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”).

On March 31, 2004, OneBeacon acquired Atlantic Specialty Insurance Company, a subsidiary of Atlantic Mutual Insurance Company (“Atlantic Mutual”), and the renewal rights to Atlantic Mutual’s segmented commercial insurance business, including the unearned premiums on the acquired book. Effective January 1, 2004, the Plan was amended to allow former Atlantic Mutual employees hired by OneBeacon to participate in the Plan.

Effective January 1, 2005, the Plan was amended to update the definition of a highly compensated employee and also to recognize prior service for vesting purposes for the First Media Insurance Specialists, Inc. acquisition, the acquisition of the renewal rights to the HPL and MCE&O business of Chubb Specialty and the sale of National Farmers Union Property and Casualty Company. The Plan was also amended to reduce the small balance cash out provision from $5,000 to $1,000, and to allow the Chief Executive Officer of OneBeacon or his/her designee to approve and execute technical changes to the plan.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Eligibility

Employees who complete sixty days of continuous service are eligible to participate in the Plan. Eligible employees are automatically enrolled in the Plan at a 2 percent employee contribution rate, unless waived by the employee.

Contributions

Effective January 1, 2003, participants could contribute 40 percent of annual compensation, as defined by the Plan Agreement on a pre-tax and/or an after-tax basis. Participants direct their contributions and employer contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. The matching Company contribution mirrors the employee directed investment options. Eligible participants who attain age 50 before the end of the Plan year can make catch up contributions to the Plan. Contributions are subject to IRS limitations.

Employees hired between June 1, 2001 and April 11, 2003 have been provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd. on the first day of the second month of the quarter following one year of service with the Company. No contributions were made to these employees in 2005. In 2004, the Company contributed

$491,797 to these employees. Contributions into the White Mountains Stock Fund can be immediately directed by the participant into another investment option.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

Forfeitures

Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2005 and 2004, in the forfeiture account were $4,359 and $4,248, respectively. During 2005 and 2004, $496,376 and $562,635, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate (7.25% and 5.25% at December 31, 2005 and December 31, 2004, respectively) plus 1 percent as of the beginning of the month in which the loan was made.

Payment of Benefits

On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

Expenses

The Company paid the majority of administrative expenses, including all management fees relating to the Plan, except for certain administration and custodian fees paid by the Plan to Vanguard Fiduciary Trust Company (“Vanguard”), the Trustee of the Plan, and Mellon Global Securities Services (“Mellon”), the custodian of some of the assets of the Plan. Fees paid to Vanguard and Mellon totaled $541,314 and $422,572 in 2005 and 2004, respectively.

Plan Termination

While the Company has not expressed any intent to discontinue their contributions or terminate the Plan, they are free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

B.    Investment Options

During the plan years ended December 31, 2005 and 2004, participants were able to allocate their contributions among various registered investment company options, a company stock fund and four specific Plan-sponsored funds comprised of stocks, bonds, government securities and guaranteed investment contracts as follows:

Columbia Mid-Cap Value Fund*
OneBeacon Equity Fund
OneBeacon Fixed Income Fund
OneBeacon Fully Managed Fund
OneBeacon Stable Value Fund
Vanguard 500 Index Fund Investor Shares
Vanguard Asset Allocation Fund Investor Shares
Vanguard Extended Market Index Fund Investor Shares
Vanguard High-Yield Corporate Fund Investor Shares
Vanguard International Growth Fund Investor Shares
Vanguard Long-Term Investment Grade Fund Investor Shares
Vanguard Morgan Growth Fund Investor Shares
Vanguard Prime Money Market Fund
Vanguard Selected Value Fund*
Vanguard Short-Term Investment Grade Fund Investor Shares
Vanguard Small-Cap Index Fund Investor Shares
Vanguard Total International Stock Index Fund
Vanguard U.S. Growth Fund Investor Shares
Vanguard Wellington Fund Investor Shares
Vanguard Windsor Fund Investor Shares
Vanguard Windsor II Fund Investor Shares
White Mountains Stock Fund

*  Columbia Management announced on February 24, 2005 that the Columbia Mid-Cap Value Fund was being merged into another mid-cap fund. Consequently, the Columbia Mid-Cap Value Fund is no longer an investment option for the Plan participants. The Company added the Vanguard Selected Value Fund to replace the Columbia Mid-Cap Value Fund. Participants who did not change their investment option from Columbia Mid-Cap Value Fund were automatically enrolled in the Vanguard Selected Value Fund.

C.             Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value which approximates fair value (Note E). Many factors are considered in arriving at that fair market value. In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices. Registered investment companies are valued at the net asset value as reported by the fund at year end. Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard, on the last business day of the year. Participant loans are recorded at cost plus accrued interest, which approximates fair value.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

Recently Issued Accounting Pronouncements

In December 2005, the Financial Accounting Standards Board (FASB) released FASB Staff Position Nos. AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans. The FASB Staff Position (FSP) clarifies the definition of fully benefit-responsive investment contracts for contracts held by defined contribution plans. The FSP also establishes enhanced financial statement presentation and disclosure requirements for defined contribution plans subject to the FSP effective for financial statements for issued for periods ending after December 15, 2006.  Management intends to adopt the FSP in the Plan’s financial statements for the year ended December 31, 2006. The effect of the FSP on the Plan’s financial statements is expected to include enhanced financial statement presentation and disclosure requirements.

D.            Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2005	2004
Investments, at fair value
Vanguard 500 Index Fund Investor Shares	$32,929,494	$34,674,705
Vanguard Wellington Fund Investor Shares	27,253,127	26,079,621
Vanguard Windsor Fund Investor Shares	35,791,550	37,063,073

During 2005 and 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

	Years Ended December 31,
	2005	2004
Net appreciation/(depreciation) in fair value of investments, by type
Common Stock	$20,592,986	$17,043,674
Preferred Stock and Convertible Preferred Stock	(1,784,954)	(978,947)
White Mountains Stock	(2,312,806)	4,923,900
Corporate Bonds	(59,392)	(512,929)
Convertible Bonds	1,938,308	(299,800)
US Government Bonds	(75,433)	(39,107)
Registered Investment Companies	1,823,903	17,240,440
Net appreciation in fair value of investments	$20,122,612	$37,377,231

E.    Investment Contracts (OneBeacon Insurance Stable Value Fund)

The Plan has entered into benefit-responsive investment contracts with Bank of America, GE Life and Annuity Insurance, IXIS, JP Morgan Chase Bank, Massachusetts Mutual, Metropolitan Life Insurance, Monumental Life Insurance Company, New York Life Insurance, Principal Financial Group, Rabobank Nederland, State Street Bank, Travelers, and also invests in the Vanguard Prime Money Market Fund. The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2005 and 2004 were 4.28 percent and 4.48 percent, respectively. The crediting interest rates ranged from 3.55 percent to 4.58 percent and 2.65 percent to 7.13 percent at December 31, 2005 and 2004, respectively. The crediting interest rate on synthetic contracts is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates are reviewed on a quarterly basis for resetting.

Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan, that also contain a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. Individual assets of the synthetic GICs are valued based on the policy in Note C. The value of the wrapper is the difference between the fair value of the underlying assets and the contract value. At December 31 2005 and 2004, the values of the wrappers were $527,454 and $(752,864), respectively.

F.              Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard. Vanguard acts as trustee for only those investments as defined by the Plan. The Plan also has investments, which are managed by White Mountains Advisors LLC, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants’ loans also constitute party-in-interest transactions.

The Plan invests in the White Mountains Stock Fund (the “Fund”) which is comprised of common shares of White Mountains Insurance Group, Ltd. (the Parent Company) and small amounts of cash invested in the Vanguard Prime Money Market Fund. The share values of the Fund are recorded and maintained by Vanguard. During the years ended December 31, 2005 and 2004, the Plan purchased shares in the Fund in the amounts of $4,085,735 and $5,289,582, respectively; sold shares in the Fund of $4,584,999 and $3,242,290, respectively; had dividend earnings of $215,106 and $25,201; and had net appreciation/(depreciation) in the Fund of $(2,312,806) and $4,923,900 respectively. The total value of the Plan’s investment in the Fund was $14,686,764 and $17,532,825 at December 31, 2005 and 2004, respectively.

G.             Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has since been amended. However, management believes the Plan is designed and operates in accordance with the IRC, therefore, no provision for income taxes is required.

OneBeacon Insurance Savings Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

	IDENTITY OF ISSUE BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	COST**	SHARES/UNITS/ PAR VALUE	CURRENT VALUE

*	THE BOSTON COMPANY INC POOLED DAILY LIQUIDITY FUND	VAR RT 12/31/2099 DD 03/01/76		19,621,950	$ 19,621,950

	3M CO	Common Stock		5,800	449,500
	ABITIBI CONSOLIDATED INC COM	Common Stock		267,400	1,082,970
	ACCO BRANDS CORP COM	Common Stock		705	17,273
	ALBERTO CULVER COM	Common Stock		8,800	402,600
	ALBERTSONS INC COM	Common Stock		28,200	602,070
	ALCAN INC	Common Stock		12,200	499,590
	ALCOA INC COM	Common Stock		26,800	792,476
	AMERADA HESS CORP COM	Common Stock		37,436	4,747,634
	ARCHER DANIELS MIDLAND CO COM	Common Stock		86,600	2,135,556
	AUTOMATIC DATA PROCESSING INC	Common Stock		27,900	1,280,331
	BARRICK GOLD CORP COM	Common Stock		15,700	437,559
	BERKSHIRE HATHAWAY INC DEL B	Common Stock		550	1,614,525
	CALGON CARBON CORP COM	Common Stock		14,600	83,074
	CALLAWAY GOLF CO COM	Common Stock		18,400	254,656
	CANADIAN SUPERIOR ENERGY INC COM	Common Stock		20,300	41,209
	CAPITOL FED FINL COM	Common Stock		35,000	1,152,900
	CHARTER FINL CORP WEST PT GA	Common Stock		22,000	785,620
	CHEMTURA CORP	Common Stock		918	11,659
	CHEVRON CORPORATION COM	Common Stock		42,232	2,397,511
	COCA COLA CO COM	Common Stock		13,600	548,216
	DU PONT E I DE NEMOURS & CO	Common Stock		41,200	1,751,000
	EL PASO ELEC CO COM NEW	Common Stock		111,446	2,344,824
	FAIRMONT HOTELS & RESORTS INC	Common Stock		68,809	2,918,190
	FORTUNE BRANDS INC COM	Common Stock		3,000	234,060
	INCO LTD COM	Common Stock		2,000	87,140
	KERR MCGEE CORP	Common Stock		7,600	690,536
	LONGVIEW FIBRE CO (REIT)	Common Stock		92,700	1,929,087
	MARATHON OIL CORP	Common Stock		79,800	4,865,406
	MARSH & MCLENNAN COS INC COM	Common Stock		18,600	590,736
	MERCK & CO INC COM	Common Stock		54,500	1,733,645
	MEREDITH CORP COM	Common Stock		70,900	3,710,906
	NEW ENG BANCSHARES INC	Common Stock		3,000	74,250
	NEW YORK TIMES CO CL A	Common Stock		25,600	677,120
	NEWMONT MINING CORP HOLDING CO	Common Stock		19,600	1,046,640

	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	COST**	SHARES/UNITS/ PAR VALUE	CURRENT VALUE
	NORSK HYDRO A S SPONSORED ADR	Common Stock		400	41,272
	NORTHGATE MINERALS CORP	Common Stock		100,400	183,732
	NRG ENERGY INC	Common Stock		2,200	103,664
	OCTEL CORP COM	Common Stock		80,000	1,301,600
	PETRO-CANADA COM SHS COM	Common Stock		33,000	1,322,970
	PFIZER INC COM STK UDS0.05	Common Stock		42,400	988,768
	POST PROPERTIES INC COM (REIT)	Common Stock		47,300	1,889,635
	POTLATCH CORP COM (REIT)	Common Stock		42,200	2,151,356
	RYDER SYS INC COM	Common Stock		31,200	1,279,824
	SAFEWAY INC NEW COM	Common Stock		2,100	49,686
	SIERRA PAC RES NEW COM	Common Stock		210,249	2,741,647
	TECK COMINCO LTD CL B SUB VTG	Common Stock		24,255	1,288,381
	TECO ENERGY INC COM	Common Stock		8,200	140,876
	TOOTSIE ROLL INDUSTRIES INC	Common Stock		16,400	474,452
	TRIZEC CDA SUB VTG SHS	Common Stock		19,300	416,680
	UNISOURCE ENERGY CORP COM	Common Stock		101,800	3,176,160
	XEROX CORP COM	Common Stock		11,300	165,544
					59,706,716

*	WHITE MOUNTAINS STOCK	Company Stock		26,174	14,619,488

	ALBERTSONS INC CVT PFD	Preferred Stock		7,500	168,750
	EQUITY OFFICE PPTYS TR PFD CV	Preferred Stock		5,400	270,000
	MIGRANT TR I GTD SECS CVT PFD	Preferred Stock		14,100	747,300
	TRAVELERS PROPERTY CASUALTY CORP	Preferred Stock		8,600	212,936
	XEROX CORP CONV PFD SERIES C%	Preferred Stock		4,200	513,450
					1,912,436

	3M EMPLOYEE STK OWNERSHIP 144A	Corporate Bond 5.620% 07/15/2009		429,473	434,871
	AMERICAN GEN FIN MTN #TR00378	Corporate Bond 5.375% 10/01/2012		2,000,000	2,010,168
	ARIZONA PUB SVC CO NT	Corporate Bond 5.800% 06/30/2014		1,000,000	1,030,639
	CALPINE CORP SR NT	Corporate Bond 8.500% 02/15/2011		1,350,000	411,750
	COORS BREWING CO	Corporate Bond 6.375% 05/15/2012		2,000,000	2,119,360
	DEERE & CO DEB	Corporate Bond 7.850% 05/15/2010		2,000,000	2,230,632
	DU PONT EI DE NEMOURS & CO NT	Corporate Bond 6.875% 10/15/2009		2,000,000	2,128,676
	ENERGY EAST CORP NT	Corporate Bond 5.750% 11/15/2006		2,500,000	2,516,273
	FOSTERS FIN CORP NT 144A	Corporate Bond 6.875% 06/15/2011		1,000,000	1,077,252
	HARTFORD LIFE INC SR NT	Corporate Bond 7.375% 03/01/2031		1,000,000	1,222,278
	HARVARD UNIV MASS	Corporate Bond 8.125% 04/15/2007		1,045,000	1,089,956
	KINDER MORGAN ENERGY SR NT	Corporate Bond 7.500% 11/01/2010		1,000,000	1,096,437

	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	COST**	SHARES/UNITS/ PAR VALUE	CURRENT VALUE
	PACIFIC GAS & ELECTRIC CO 1ST MTG	Corporate Bond 4.200% 03/01/2011		1,500,000	1,438,269
	SOUTHERN ENERGY INC SR NT 144A	Corporate Bond 7.400% 07/15/2004		2,350,000	2,914,000
	PEARSON PLC SR NT 144A	Corporate Bond 7.000% 06/15/2011		1,000,000	1,076,125
	TEXTRON FINL CORP MTN #TR00622	Corporate Bond 2.750% 06/01/2006		2,000,000	1,984,768
	TEXTRON FINL CORP NT	Corporate Bond 6.000% 11/20/2009		2,000,000	2,072,290
	TRIBUNE CO MTN #TR 00043	Corporate Bond 5.900% 01/24/2006		1,000,000	1,000,197
	WELLPOINT HEALTH NETWORKS NT	Corporate Bond 6.375% 06/15/2006		1,000,000	1,006,739
					28,860,680

	3M CO LIQUID YLD OPT NT	Convertible Bond 2.400% 11/21/2032		4,200,000	3,732,750
	AMDOCS LTD SR NT CONV	Convertible Bond 0.500% 03/15/2024		225,000	201,656
	CSX CORP DEB CONV	Convertible Bond ZEROCPN 10/30/2021		1,300,000	1,241,500
	DIAMOND OFFSHORE CONV DEBS	Convertible Bond 1.500% 04/15/2031		725,000	1,037,656
	DIAMOND OFFSHORE DRILLING CONV	Convertible Bond ZEROCPN 06/06/2020		750,000	444,375
	EASTMAN KODAK CO SR NT CVT	Convertible Bond 3.375% 10/15/2033		2,425,000	2,315,875
	FAIRMONT HOTELS & RESORTS INC	Convertible Bond 3.750% 12/01/2023		1,925,000	2,235,406
	GENERAL MILLS INC SR DEB CONV	Convertible Bond ZEROCPN 10/28/2022		6,950,000	4,951,875
	INCO LTD CONV DEB	Convertible Bond 1.000% 03/14/2023		3,050,000	4,315,750
	LOCKHEED MARTIN CORP SR DEB	Convertible Bond VAR RT 08/15/2033		525,000	559,850
	MIRANT CORP SR DEB CVT	Convertible Bond 2.500% 06/15/2021		2,725,000	2,915,750
	PLACER DOME INC SR DEB CONV	Convertible Bond 2.750% 10/15/2023		1,600,000	1,970,000
	SCHLUMBERGER LTD SR NT CONVA	Convertible Bond 1.500% 06/01/2023		3,550,000	4,881,250
	SCHLUMBERGER LTD ST NT CONVB	Convertible Bond 2.125% 06/01/2023		125,000	161,875
	TRIZEC HAHN CORP DEBS EXCH	Convertible Bond 3.000% 01/29/2021		5,200,000	4,602,000
	UNISOURCE ENERGY CORP 144A	Convertible Bond 4.500% 03/01/2035		1,400,000	1,400,000
	USF&G CORP SUB CVT NT	Convertible Bond ZEROCPN 03/03/2009		2,150,000	1,800,625
					38,768,193

	FEDERAL HOME LN MTG CORP DEBS	US Gov’t Security 7.800% 09/12/2016		1,000,000	1,019,504
	U S TREASURY NOTES	US Gov’t Security 3.000% 02/15/2008		500,000	485,918
					1,505,422

	Insurance and Investment Contracts
	BANK OF AMERICA 03010
	WRAPPER CONTRACTS	4.02% 06/30/2008			149,506
	UNDERLYING ASSETS
*	Vanguard Intermediate-Term Bond Trust			396,680	6,215,979
	TOTAL CONTRACT VALUE				6,365,485

	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	COST**	SHARES/UNITS/ PAR VALUE	CURRENT VALUE
	IXIS 1362-01
	WRAPPER CONTRACTS	4.41% constant duration			105,633
	UNDERLYING ASSETS
*	Vanguard Short-Term Bond Trust			245,735	2,513,865
*	Vanguard Intermediate-Term Bond Trust			527,650	8,268,271
*	Vanguard Total Bond Market Index Fund			240,468	2,419,111
	TOTAL CONTRACT VALUE				13,306,880

	JP MORGAN ABEAC01
	WRAPPER CONTRACTS	4.54% constant duration			21,189
	UNDERLYING ASSETS
*	Vanguard Intermediate-Term Bond Trust			230,708	3,615,190
*	Vanguard Total Bond Market Index Fund			493,626	4,965,873
	TOTAL CONTRACT VALUE				8,602,252

	GE LIFE GS-3912	4.28% 07/15/2008			1,223,653

	MASSACHUSETTS MUTUAL 35121	4.31% 06/30/2009			1,064,605

	MONUMENTAL SV04529Q	4.14% 1/16/2007			2,814,351

	PRINCIPAL 6-11504-1	3.55% 03/13/2008			1,309,853

	PRINCIPAL 6-11504-2	3.80% 01/17/2007			2,072,397

	RABOBANK GAC099601
	WRAPPER CONTRACTS	4.58% constant duration			78,950
	UNDERLYING ASSETS
*	Vanguard Intermediate-Term Bond Trust			1,043,448	16,350,825
	TOTAL CONTRACT VALUE				16,429,775

	STATE STREET BANK 101049
	WRAPPER CONTRACTS	4.05% constant duration			134,518
	UNDERLYING ASSETS
*	Vanguard Short-Term Bond Trust			1,016,799	10,401,850
*	Vanguard Intermediate-Term Bond Trust			106,821	1,673,880
	TOTAL CONTRACT VALUE				12,210,248

	TRAVELERS GR-18716	3.99% 12/05/2008			4,040,074

	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	COST**	SHARES/UNITS/ PAR VALUE	CURRENT VALUE
	UBS AG 3159
	WRAPPER CONTRACTS	4.16% constant duration			37,658
	UNDERLYING ASSETS
*	Vanguard Short-Term Bond Trust			243,907	2,495,167
*	Vanguard Intermediate-Term Bond Trust			67,438	1,056,757
	TOTAL CONTRACT VALUE				3,589,582

*	Vanguard 500 Index Fund Investor Shares	Registered Investment Company		286,543	32,929,494
*	Vanguard Asset Allocation Fund Investor Shares	Registered Investment Company		359,085	9,095,635
*	Vanguard Extended Market Index Fund Investor Shares	Registered Investment Company		394,932	13,530,365
*	Vanguard High-Yield Corporate Fund Investor Shares	Registered Investment Company		468,684	2,891,780
*	Vanguard International Growth Fund Investor Shares	Registered Investment Company		459,412	9,647,655
*	Vanguard Long-Term Investment Grade Investor Shares	Registered Investment Company		1,185,316	11,284,212
*	Vanguard Morgan Growth Fund Investor Shares	Registered Investment Company		145,049	2,568,822
*	Vanguard Prime Money Market Fund	Registered Investment Company		20,266,818	20,266,818
*	Vanguard Selected Value Fund	Registered Investment Company		552,815	10,426,091
*	Vanguard Short-Term Investment Grade Investor Shares	Registered Investment Company		350,415	3,682,859
*	Vanguard Small-Cap Index Fund Investor Shares	Registered Investment Company		373,057	10,639,578
*	Vanguard Total International Stock Index Fund	Registered Investment Company		349,671	4,989,811
*	Vanguard U.S. Growth Fund Investor Shares	Registered Investment Company		117,639	2,111,620
*	Vanguard Wellington Fund Investor Shares	Registered Investment Company		897,961	27,253,127
*	Vanguard Windsor Fund Investor Shares	Registered Investment Company		2,086,971	35,791,550
*	Vanguard Windsor II Fund Investor Shares	Registered Investment Company		503,595	15,777,623
					212,887,040
*	PARTICIPANT LOANS	(4.00% - 11.70%)		4,298,820	4,298,820

					$ 455,209,900

*                    Denotes party-in-interest.

**             Cost is omitted for participant-directed investments.